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                                                                    EXHIBIT 99.1
Contact:
Cafe Odyssey, Inc.
Stephen D. King, CEO
(612) 837-9917

For Immediate Release

       CAFE ODYSSEY SECURES ADDITIONAL FINANCING AND COMPLETES MERGER WITH
                                   POPMAIL.COM

         Minneapolis, September 1, 1999. Cafe Odyssey, Inc. (Nasdaq: CODY) today announced it has satisfied all the financing and other conditions contained in the merger agreement and has completed the merger with PopMail.com, inc. The shareholders of Cafe Odyssey previously approved the merger, along with a name change to PopMail.com, inc., at a meeting held August 19, 1999. Required financing for the merger was obtained through the private sale of $2.0 million of long-term convertible debt, $2.2 million of convertible preferred shares, exercise of warrants in the amount of $750,000, and a promissory note in the amount of $550,000.

         Stephen D. King, Chief Executive Officer, stated, "We now have a presence as an Internet-based business. We plan to diligently build the Company's Internet division with the objective of becoming a leading provider of email services, permission-based marketing email, and branded web-based email in the fields of radio, television, newspaper, and sports/entertainment. Our immediate attention will now be focused on completing the acquisition of ROI Interactive and furthering our negotiations with Internet Community Concepts and other acquisition targets."

         PopMail.com inc. is a leading provider of email service to radio stations and their listeners. PopMail combines the power of the Internet with the most successful affinity-building, mass-medium ever created: radio. By providing radio stations with an attractive email service offered to listeners free of charge, PopMail leverages radio's proven ability to engage audiences and attract advertisers. PopMail holds exclusive relationships with more than 500 radio stations reaching 100 million listeners each week. The consumer web site can be found at http://www.PopMail.com.

         Dallas-based ROI Interactive offers a suite of permission marketing email and ecommerce services to companies in the broadcast, media, sports, and entertainment industries. The company was founded in June 1998 and has been profitable since inception. With long-term agreements with over 75 television stations and 25 professional sports teams, including TV stations in all of the top 10 markets in the U.S., ENN is a leading permission marketing service in television and professional sports. The contracts provide for fee-based income and permission-based marketing through the exclusive use of ROI's "ENEWSNOTIFIER(TM)" program. Stations and sports teams use this service to notify their viewers and customers in advance of special events, shows, and ticket availability. Many other services and functions are available through this marketing technology.

         The Cafe Odyssey restaurant division develops, owns, and operates upscale, casual-themed restaurants. The concept is food-driven with a menu that offers a broad selection of cuisine from around the world, including popular "cultural fusion" items. The Company's web site can be found at http://www.cafeodyssey.com.

         The Private Securities Litigation Reform Act of 1995 provides a "safe-harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking, such as statements relating to plans for future expansion. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, completion of definitive purchase agreements, shareholder approval, those relating to development and construction activities, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes. For more information, review the Company's filings with the Securities and Exchange Commission.